Exhibit 10.3

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is made as of August 12, 2019 by and among Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”), Boxwood Sponsor LLC, a Delaware limited liability company (“Sponsor”), and the parties listed as signatories to this Agreement (a “Stockholder”). Seller, Sponsor are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, the Stockholders are stockholders of Boxwood Merger Corp., a Delaware corporation (“Parent”);

WHEREAS, Parent, Seller, Atlas TC Holdings LLC (“Holdings”), Atlas TC Buyer LLC (the “Buyer”) and Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Company”), propose to enter into a unit purchase agreement, dated as of the date hereof (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Buyer will acquire a certain number of the equity interests of Company (such transaction, together with the other transactions contemplated by the Purchase Agreement, the “Transactions”); and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Seller has required that each Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each of the undersigned hereby agree as follows:

This Stockholder Support Agreement (this “Agreement”) is made as of August 12, 2019 by and among Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”), Boxwood Sponsor LLC, a Delaware limited liability company (“Sponsor”), and the parties listed as signatories to this Agreement (a “Stockholder”). Seller, Sponsor are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, the Stockholders are stockholders of Boxwood Merger Corp., a Delaware corporation (“Parent”);

WHEREAS, Parent, Seller, Atlas TC Holdings LLC (“Holdings”), Atlas TC Buyer LLC (the “Buyer”) and Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Company”), propose to enter into a unit purchase agreement, dated as of the date hereof (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Buyer will acquire a certain number of the equity interests of Company (such transaction, together with the other transactions contemplated by the Purchase Agreement, the “Transactions”); and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Seller has required that each Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each of the undersigned hereby agree as follows:

Section 1. Definitions. As used herein the term (a) “Beneficially Own” (including its correlative meanings, “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, (b) “Voting Shares” means all securities of Parent entitled to vote in the election of directors of Parent and Beneficially Owned by any Stockholder, including any and all securities of Parent acquired and held in such capacity subsequent to the date hereof, and (c) “Stockholder Material Adverse Effect” means any occurrence, condition, change, development, event, or effect that, individually or in the aggregate, prevents or materially impairs the ability of Stockholder to consummate the transactions contemplated by this Agreement. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

Section 2. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to the Seller, solely with respect to such Stockholder and such Stockholder’s Beneficial Ownership of its, his or her Parent Interests (as defined below), as follows:

(a) Organization; Authorization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability Parent or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. Each Stockholder has the power and authority to execute and deliver this Agreement, to perform its, his or her obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by each Stockholder, and when duly authorized, executed and delivered by such Stockholder, constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Consents and Approvals; No Violation. None of the execution and delivery of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder or the consummation of the transactions contemplated hereby will (i) violate or result in any breach of such Stockholder’s Governing Documents (as applicable), (ii) result in any material breach of, or constitute a material default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a material default), or give to any third party (other than a Governmental Entity) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the assets of such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such assets are bound, or (iii) materially violate or result in a material breach of any Law applicable to such Stockholder. No approval of a Governmental Entity is required to be made or obtained by such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions and (B) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign.

(c) Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened, against such Stockholder before or by any Governmental Entity, which challenges or seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or the performance by such Stockholder of his, her or its obligations hereunder. For purposes of this Section 2, “knowledge of such Stockholder” means the knowledge of the directors and officers of such Stockholder if such Stockholder is not an individual.

(d) Ownership of Shares. Schedule A sets forth all Voting Shares and options, warrants or other rights to acquire any additional securities of Parent Beneficially Owned by each Stockholder as of the date of this Agreement (collectively, the “Parent Interests”). (i) Each Stockholder Beneficially Owns its, his or her Parent Interests free and clear of all Liens or any other limitation or restriction affecting any such Parent Interest and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Parent Interests, except for such encumbrances, rights, agreements, arrangements or commitments set forth in the Third Amended and Restated Limited Liability Company Agreement of Sponsor, effective as of November 15, 2018, as it may be amended from time to time, and that certain Letter Agreement, dated November 15, 2018 (the “Letter Agreement”), by and among Parent, members of the Parent’s board of directors and/or management team signatories thereto, and the Sponsor. As of the date of this Agreement, each Stockholder does not Beneficially Own or own of record any Parent Interests other than the Parent Interests set forth on Schedule A.

(e) Brokerage Fees. Except as described on Schedule 5.3 of the Purchase Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Parent, Buyer, Company, Holdings or any of their respective Affiliates in connection with the Purchase Agreement, the agreements ancillary thereto, this Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Stockholder, on behalf of such Stockholder, for which the Parent, Buyer, Company, Holdings or any of their respective Subsidiaries would have any Liabilities of any kind or nature.

(f) Affiliate Arrangements. Except as set forth on Schedule B attached hereto, neither such Stockholder nor anyone related by blood, marriage or adoption to such Stockholder, or to the actual knowledge of such Stockholder, any Person in which such Stockholder has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, is party to, or has any rights with respect to or arising from, any Contract with the Buyer or its Subsidiaries.

(g) Acknowledgement. Such Stockholder understands and acknowledges that each of the Buyer and Seller is entering into the Purchase Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 3. Agreement to Vote Shares; Irrevocable Proxy.

(a) During the term of this Agreement, each Stockholder (in such capacity and not in any other capacity) irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the stockholders of Parent, however called, or in connection with any written consent of the stockholders of Parent, such Stockholders shall (i) appear at such meeting or otherwise cause all of the Voting Shares Beneficially Owned by such Stockholder (other than any securities underlying warrants of Parent that have not been exercised as of such date) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Voting Shares Beneficially Owned by such Stockholder: (A) in favor of the Parent Stockholder Voting Matters set forth in Parent’s proxy statement (including any proxy supplements thereto) to be filed by Parent with the United States Securities and Exchange Commission, (B) against (1) any proposal or offer from any Person (other than Parent or any of its Affiliates) that is not a Parent Stockholder Voting Matter concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Parent, (y) the issuance or acquisition of shares of capital stock or other equity securities of Parent, or (z) the sale, lease, exchange or other disposition of any significant portion of Parent’s properties or assets and (2) any action, proposal, transaction or agreement that would reasonably be expected to prevent or impair the ability of Parent to consummate the Transactions or the fulfillment of Parent’s conditions to the consummation of the Transaction under the Purchase Agreement, and (3) any action, proposal, transaction or agreement that would or would reasonably be expected to result in a material breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Purchase Agreement, or of any Stockholder contained in this Agreement, and (C) in favor of any proposal to adjourn or postpone the Parent Stockholder Meeting to a later date if there are not sufficient votes to approve the Parent Stockholder Voting Matters. For the avoidance of doubt, each Stockholder shall retain at all times the right to vote any Voting Shares Beneficially Owned in its sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 3 that are at any time or from time to time presented for consideration to Parent’s Stockholders.

(b) Each Stockholder hereby appoints Seller and any designee of Seller (determined in Seller’s sole discretion), as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares solely in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy. Each Stockholder represents that any proxies heretofore given in respect of the Voting Shares, if any, are revocable, and hereby revokes any and all prior proxies granted by such Stockholder with respect to the Voting Shares. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

Section 4. No Voting Trusts or Other Arrangement. Except as set forth herein, each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder’s control to, following the date of this Agreement, deposit any Parent Interests in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

Section 5. Transfer and Encumbrance. Each Stockholder agrees that during the term of this Agreement, such Stockholder will not, prior to the approval of the Parent Stockholder Voting Matters, directly or indirectly, transfer, sell, exchange, assign, hypothecate, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option, derivative or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Stockholder’s voting or economic interest therein, where such Transfer would (a) occur prior to the approval of the Parent Stockholder Voting Matters and (b) would result in such Stockholder not having the right to vote such Stockholder’s Parent Interests on the Parent Stockholder Voting Matters. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void.

Section 6. Appraisal and Dissenters’ Rights; Actions. Each Stockholder (a) hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that such Stockholder may have pursuant to the Delaware General Corporation Law or otherwise by virtue of ownership of the Voting Shares, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Parent, Holdings, Buyer, Seller, Company or any of their respective successors alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Purchase Agreement or any ancillary agreements contemplated therein.

Section 7. Redemption, Conversion Rights and Registration Rights. Each Stockholder agrees not to (a) exercise any right to redeem or convert (other than the conversion of the shares of Class F common stock into shares of Class A common stock of Parent upon consummation of the Transactions) any Parent Interests as of the date hereof or acquired and held in such capacity subsequent to the date hereof, or (b) exercise any registration rights or other rights with respect to any Parent Interests as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 8. Stockholder Agreements.

(a) Each applicable Stockholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Letter Agreement.

(b) During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Purchase Agreement pursuant to Article VII thereof, each Stockholder shall not modify or amend any Contract or similar arrangement between or among such Stockholder, anyone related by blood, marriage or adoption to such Stockholder or any Affiliate of such Stockholder (other than the Buyer), on the one hand, and the Buyer, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

(c) Each Stockholder hereby covenants that such Stockholder shall not enter into any Contract or similar arrangement that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

Section 9. No Solicitation of Transactions.

(a) During the term of this Agreement, each Stockholder shall not, and, to the extent applicable, shall cause its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents not to, (a) take any action, directly or indirectly, to initiate, solicit, facilitate or encourage (including by way of furnishing or affording access to any confidential or non-public material information) a Business Combination other than as contemplated by the Purchase Agreement, (b) participate in any discussions or negotiations relating to a Business Combination other than as contemplated by the Purchase Agreement, (c) enter into any Contract (including any letter of intent or confidentiality agreement) providing for a Business Combination other than as contemplated by the Purchase Agreement, or (d) furnish or provide any non-public information or data regarding Parent, Holdings, Buyer, Seller or Company, or afford access to the business, properties, assets or employees of Parent, to any Person except in the ordinary course of business consistent with past practice, and in any event, not in connection with or in response to any transactions that would or would reasonably be expected to lead to or result in a Business Combination other than as contemplated by the Purchase Agreement.

Section 10. Termination. This Agreement shall terminate upon and be of no further force or effect upon the earliest to occur of (a) the Closing and (b) the termination prior to the Closing of the Purchase Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Section 10 shall survive the termination of this Agreement.

Section 11. Press Releases. Each Stockholder shall be bound by and comply with Section 6.7(a) of the Purchase Agreement.

Section 12. New Shares. In the event that (a) any Voting Shares, options, warrants or other rights to acquire any additional securities of Parent are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Parent of, on or affecting the Parent Interests, (b) a Stockholder purchases or otherwise acquires Beneficial Ownership of any Voting Shares, options, warrants or other rights to acquire any additional securities of Parent after the date of this Agreement, or (c) a Stockholder acquires the right to vote or share in the voting of any Voting Shares, options, warrants or other rights to acquire any additional securities of Parent after the date of this Agreement (such Voting Shares, options, warrants or other rights to acquire any additional securities of Parent, collectively the “New Shares”), then such New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement as “Parent Interests” to the same extent as if they constituted the Parent Interests owned by such Stockholder as of the date hereof.

Section 13. Further Assurances. Each Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth herein and in the Purchase Agreement.

Section 14. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications shall be sent to the addresses indicated below:

If to a Stockholder, to the address included on such Stockholder’s signature page hereto with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

Attention:	Joel Rubinstein Jason Osborn
Fax:	(212) 294-4700
Email:	jrubinstein@winston.com josborn@winston.com

If to Seller to:

Atlas Technical Consultants Holdings LP

13215 Bee Cave Parkway

Bldg. A, Suite 260

Austin, Texas 78738

Attention: L. Joseph Boyer

Email: joe.boyer@atlastechnical.us

with a copy (which shall not constitute notice) to:

c/o Bernhard Capital Partners

400 Convention St., Suite 1010

Baton Rouge, Louisiana 70802

Attention:	Mark Spender Christopher Dillon Lucie Kantrow
Fax:	(225) 454-6957
Email:	mark@bernhardcapital.com chris@bernhardcapital.com lucie@bernhardcapital.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	William J. Benitez, P.C. Julian J. Seiguer, P.C.
Fax:	(713) 836-3601
Email:	william.benitez@kirkland.com julian.seiguer@kirkland.com

Section 15. Miscellaneous.

(a) Except as set forth in the Purchase Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

(b) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

(c) This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.

(d) The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

(e) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined by Court of Chancery of the State of Delaware and the federal courts of the United States of America in the State of Delaware and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(f) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

(g) This Agreement and the Purchase Agreement supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof; provided, that during the term of this Agreement, the transfer restrictions expressly set forth in Section 5 hereof shall be considered additive to any transfer restrictions in any other agreement between the Parties and their Affiliates containing restrictions on the transfer of any Parent Interests. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral that are not reflected in this Agreement or the Purchase Agreement.

(h) The Law of the State of Delaware shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(i) The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by Parent to cause any Stockholder to perform its agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(j) This Agreement may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

(k) No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

(l) Each Stockholder is entering into this Agreement in its, his or her capacity as a stockholder of Parent and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Person, in his or her capacity as a director and/or officer of Parent to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Person makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of Parent. The Parties acknowledge that nothing in this Agreement shall restrict Parent and Parent’s board of directors from taking any action permitted by and in accordance with the Purchase Agreement.

(m) The Parties recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

* * * * *

The Parties have executed this Stockholder Support Agreement as of the date first above written.

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By:	Atlas Technical Consultants Holdings GP LLC

Its:	General Partner

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Boxwood SPONSOR LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

MIHI BOXWOOD SPONSOR, LLC

By:	/s/ Tobias Bachteler
Name:	Tobias Bachteler
Title:	Vice President

By:	/s/ Jin Chun
Name:	Jin Chun
Title:	Vice President

MIHI LLC

By:	/s/ Tobias Bachteler
Name:	Tobias Bachteler
Title:	Vice President

By:	/s/ Jin Chun
Name:	Jin Chun
Title:	Vice President

Signature Page to Stockholder Support Agreement

BOXWOOD MANAGEMENT COMPANY, LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

/s/ Daniel E. Esters
Daniel E. Esters

/s/ Richard A. Gadbois
Richard A. Gadbois

/s/ Stephen M. Kadenacy
Stephen M. Kadenacy

/s/ Alan P. Krusi
Alan P. Krusi

/s/ David Lee
David Lee

/s/ Duncan Murdoch
Duncan Murdoch

/s/ Joseph E. Reece
Joseph E. Reece

Signature Page to Stockholder Support Agreement

SCHEDULE A

Beneficial Ownership of Securities

Stockholder	Number of Shares		Number of Warrants
Boxwood Sponsor LLC	5,175,000	[1]	3,750,000	[2]
Joseph E. Reece	25,000		—
Richard A. Gadbois	25,000		—
Alan P. Krusi	25,000		—
Total	5,250,000		3,750,000

[1]	Includes 4,925,000 shares of Class F common stock and 250,000 shares of Class A common stock underlying private placement units.

[2]	Includes 3,500,000 private placement warrants and 250,000 private placement warrants underlying private placement units.

Schedule A to Stockholder Support Agreement